Ex 99.A

If you do not want to sell Fund interests at this time, please disregard this notice. This letter and attached information are simply notification of the Fund’s tender offer.

December 27, 2011

Dear Investor:

We are writing to inform you of important dates relating to a tender offer by Grosvenor Registered Multi-Strategy Fund (TI 2), LLC (the “Fund”). If you are not interested in redeeming your limited liability company interest in the Fund (“Interest”) at this time, please disregard this notice.

Tender offer information

The tender offer period will begin on December 27, 2011 and will end at 12:00 midnight, Eastern Time, on January 26, 2012 (the “Expiration Date”). The purpose of the tender offer is to provide liquidity to Investors who hold Interests in the Fund. Interests may be redeemed only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Interest or a portion of your Interest for repurchase by the Fund during this Offer period, please contact your Merrill Lynch, Pierce, Fenner & Smith, Inc. Financial Adviser (“Merrill FA”) who will enter the order and provide you with a customized Tender Offer Form for your account. Included with this Offer material is a sample Tender Offer Form which is for reference only. The Tender Offer Form generated for your account will need to be signed and returned to your Merrill FA. Upon receiving signed documentation, your Merrill FA will submit the form for processing. Your Merrill FA must submit the form by 12:00 midnight, Eastern Time, on January 26, 2012. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

All requests to tender Interests must be received by the Fund in good order by the Expiration Date.

To learn more

If you would like to learn more about the tender offer, please refer to the attached Offer to Purchase document, which contains additional information. If you have any questions regarding the tender offer or the Fund in general, please contact your Merrill FA.

Sincerely,

Grosvenor Registered Multi-Strategy Fund (TI 2), LLC

900 North Michigan Avenue, Suite 1100 | Chicago, Illinois 60611 | (312) 506-6500